424(B)(3)
                                                                       333-59404
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AXA Equitable Life Insurance Company

SUPPLEMENT DATED AUGUST 31, 2005 TO THE PROSPECTUSES FOR THE MEMBERS RETIREMENT PROGRAM AND THE RETIREMENT INVESTMENT ACCOUNT(R)
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This supplement modifies certain information in the above-referenced
Prospectuses and Supplements to the Prospectuses and Statement of Additional Information, dated May 1, 2005, as previously supplemented (together, the "Prospectus"). Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus. You should keep this supplement with your Prospectus.

Please note the following Portfolio/Option name changes:

On or about October 17, 2005, subject to regulatory approval, all references in the Prospectus to "EQ/Fi Small/Mid Cap Value" are changed to "EQ/Fi Mid Cap Value." Accordingly, all references to the "EQ/Fi Small/Mid Cap Value" option" are changed to the "EQ/Fi Mid Cap Value" option."

For Retirement Investment Account(R) contractholders only:

On or about October 17, 2005, subject to regulatory approval, all references in the Prospectus to "EQ/JP Morgan Value Opportunities" are changed to "EQ/JPMorgan Value Opportunities" Accordingly, all references to the "EQ/JP Morgan Value Opportunities option" are changed to the "EQ/JPMorgan Value Opportunities option."


















                     AXA Equitable Life Insurance Company
                1290 Avenue of the Americas, New York, NY 10104
                                  212-554-1234

In Force
SAR
                                                                         x01149